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	David P. Joint	William L. Collier
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McMoRan Exploration Co. Updates
Gulf of Mexico Exploration and Production Activities

NEW ORLEANS, LA, May 27, 2009 – McMoRan Exploration Co. (NYSE: MMR) today updated its Gulf of Mexico exploration and production activities, including results from the Ammazzo exploratory well, drilling at the Cordage and Blueberry Hill deep gas prospects, plans for the Davy Jones and the Blackbeard West ultra-deep prospects and a status report on the Flatrock Field.

The Ammazzo deep gas exploratory prospect on South Marsh Island Block 251 commenced drilling on November 22, 2008 and was drilled to measured depth of 25,488 feet (25,431 feet true vertical depth) in May 2009.  The well encountered a significant sand section with high quality reservoir rock below 24,500 feet, which was determined to be wet.  While the well was evaluated to be nonproductive, the important geological information gained from the well continues to support McMoRan's belief that there are large, deep structures with the potential to contain significant hydrocarbon reserves available on the Shelf.  The Ammazzo well will be temporarily abandoned as future plans are considered.

McMoRan’s second-quarter 2009 exploration expense will include approximately $23 million for drilling and related costs associated with the Ammazzo well.  McMoRan’s partners in the well included Plains Exploration & Production Company (NYSE: PXP) and Energy XXI (NASDAQ: EXXI).

James R. Moffett, Co-Chairman of McMoRan, said, “Our Flatrock discovery confirmed the presence of sands with high permeability and porosity below 15,000 feet and the results from the Ammazzo well indicate sands with high porosity, similar to the porosity present in large deepwater discoveries, also exist at 24,500 feet.  The data from these wells, together with information from the Blackbeard West well and McMoRan’s extensive 3-D database, are allowing us to correlate the depositional trends from the onshore and the deepwater, which will enable us to continue to pursue a major new exploration frontier on the Shelf of the Gulf of Mexico.”

EXPLORATION ACTIVITIES
The Cordage deep gas exploratory prospect commenced drilling on March 18, 2009 and is drilling below 17,400 feet towards a proposed total depth of 19,500 feet.  The Cordage prospect, which is located in 50 feet of water on West Cameron Block 207, is targeting Rob-L and Rob-M (Operc) sands in the Middle Miocene.  McMoRan owns a 38.0 percent working interest and a 30.5 percent net revenue interest in the well.  Mariner Energy, Inc. (NYSE: ME) is the operator of the well and holds a 50 percent working interest.  Upon completion of operations at Cordage, the rig will be moved to the Sherwood prospect on High Island Block 133 to commence exploration drilling activities.  McMoRan owns a 29.3 percent working interest and a 23.5 percent net revenue interest in the Sherwood prospect.

On March 29, 2009, McMoRan re-entered a previously existing well bore and commenced sidetracking operations at the Blueberry Hill deep gas prospect located on Louisiana State Lease 340 in 10 feet of water.  The well is currently drilling below 14,700 feet with a proposed total depth of 24,000 feet.  As previously reported, in February 2005 McMoRan encountered four hydrocarbon bearing sands in the Gyro section below 22,200 feet in the original Blueberry Hill exploratory well.  Completion efforts in 2007 were unsuccessful because of blockage above the perforated intervals.  The sidetrack currently in-progress is targeting the same Gyro sands, which McMoRan believes could be better developed in a down dip position on the flank of the structure.  McMoRan owns a 42.9 percent working interest and a 29.7 percent net revenue interest in the well.

McMoRan is currently conducting a feasibility assessment to determine the practicality of re-entering a previously abandoned well bore to evaluate the Davy Jones ultra-deep prospect.  Davy Jones is a very large ultra-deep structure located in 20 feet of water, northwest of Ammazzo.  This exploratory well, which McMoRan will operate, has a proposed total depth of 28,000 feet and will test Eocene and Paleocene (Wilcox) sections.

In May 2009, the Minerals Management Service granted McMoRan’s request for a geophysical Suspension of Operations (SOO) to extend our leases in the Blackbeard area, including South Timbalier Block 168.  The SOO will provide time for seismic re-processing, which will provide a clearer picture of the deep structure, and allow us to evaluate whether to drill deeper at Blackbeard West, drill an offset location or complete the well to test the existing zones.

FLATROCK FIELD UPDATE
Following the Flatrock discovery in OCS 310 on South Marsh Island Block 212 in July 2007, McMoRan has drilled five additional successful wells in the field.  Four wells have commenced production and gross production from the field averaged approximately 220 MMcfe/d (41 MMcfe/d net to McMoRan) in the first quarter of 2009.  Production from these wells is currently temporarily shut in for previously reported planned facility expansion, maintenance and remediation activities.

First production from the Flatrock Nos. 5 and 6 wells is expected by mid-year 2009.  In April 2009, a successful production test was performed on the Flatrock No. 6 well.  The production test, which was performed in the Rob-L section, indicated a gross flow rate of approximately 22 million cubic feet of natural gas per day (MMcf/d) and 485 barrels of condensate, approximately 4.5 MMcfe/d net to McMoRan, on a 16/64th choke with flowing tubing pressure of 10,680 pounds per square inch.  The operator believes this well is capable of producing at a gross rate of 50 – 60 MMcfe/d.  Following these activities, McMoRan expects the gross production rate from the six wells in the field to approximate 335 MMcfe/d, 63 MMcfe/d net to McMoRan.

McMoRan is evaluating a sidetrack of the Hurricane Deep well on the southern flank of the Flatrock structure to test the significant Gyro sand encountered in the Hurricane Deep well on South Marsh Island Block 217.  As previously reported, the Hurricane Deep exploratory well was drilled to a true vertical depth of 20,712 feet in the first quarter of 2007 and logs indicated an exceptionally thick upper Gyro sand totaling 900 gross feet, the top 40 feet of which was hydrocarbon bearing.  McMoRan believes an up dip well has the potential to contain a thicker hydrocarbon column.

McMoRan controls approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS 310/Louisiana State Lease 340) and has multiple additional exploration opportunities with significant potential on this large acreage position.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in Flatrock.  PXP holds a 30.0 percent working interest.

A conference call with securities analysts about McMoRan’s current exploration and development activities is scheduled for Thursday, May 28, 2009 at 1:30 p.m. Eastern Time.  The conference call will be broadcast on the Internet.  Interested parties may listen to the conference call live by accessing the webcast on “www.mcmoran.com”.   A replay of the call will be available through Friday, July 3, 2009.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, and anticipated and potential production and flow rates.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2008 Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC).

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